As filed with the Securities and Exchange Commission on November 1, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WIDEOPENWEST, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-0552948
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7887 East Belleview Avenue, Suite 1000 Englewood, Colorado	80111
(Address of Principal Executive Offices)	(Zip Code)

WideOpenWest, Inc. 2017 Omnibus Incentive Plan

(Full title of the plan)

Craig Martin

General Counsel

7887 East Belleview Avenue, Suite 1000

Englewood, Colorado 80111

(720) 479-3500

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

Phillip D. Torrence

Jeffrey H. Kuras

Honigman LLP

2290 First National Building

660 Woodward Ave.

Detroit, Michigan 48226-3506

(313) 465-7446 (telephone)

(313) 465-7447 (facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	5,719,074	(3)	$6.12	$35,000,732.88	$4,543.10

(1)     Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable because of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.

(2)     Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) of the Securities Act.  The offering price per share and aggregate offering price are based upon the average of the high and low sale prices of the Registrant’s common stock on the New York Stock Exchange on October 28, 2019, a date that is within five days prior to filing.

(3)      Represents shares of Common Stock that are reserved for issuance under the plan being registered hereon.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by WideOpenWest, Inc., a Delaware corporation (the “Registrant”), relating to 5,719,074 shares of its common stock, par value $0.01 per share (the “Common Stock”), issuable to eligible directors, officers, employees and other service providers of the Registrant under the WideOpenWest, Inc.’s 2017 Omnibus Incentive Plan (the “Plan”).  The Common Stock being registered hereunder is in addition to the 6,355,054 shares of Common Stock issuable under the Plan that were registered on the Registrant’s Form S-8 filed on May 31, 2017 (Commission File No. 333-218376) (the “Prior Registration Statement”).

This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement relates, and is submitted in accordance with General Instruction E to Form S-8 regarding the registration of additional securities.  Pursuant to Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                                  Plan Information.

The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plan, as specified in Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as a prospectus or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item  2.                               Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                  Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated in this Registration Statement by reference:

(a)                           The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on March 7, 2019 (including information specifically incorporated by reference therein from the Registrant’s Proxy Statement filed with the Commission on March 29, 2019);

(b)                           The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Commission on May 7, 2019, for the quarter ended June 30, 2019, filed with the Commission on August 2, 2019, and for the quarter ended September 30, 2019, filed with the Commission on November 1, 2019;

(c)                            The Registrant’s Current Reports on Form 8-K filed with the Commission on March 7, 2019, May 15, 2019, August 6, 2019, September 17, 2019 and October 22, 2019; and

(d)                           The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-38101) filed with the Commission on May 22, 2017, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such descriptions.

In addition, all documents the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. Notwithstanding anything herein, the Registrant is not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless, and to the extent, specified in any such Current Report on Form 8-K.

Any statement made herein or contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item  4.                               Description of Securities.

Not applicable.

Item 5.                                  Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                  Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), which allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”), provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our amended and restated certificate of incorporation and bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The Company has entered into indemnification agreements with each of its current directors and officers. These agreements will require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Company’s amended and restated certificate of incorporation, the Company’s amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Company maintains standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that it may make to such directors and officers.

Item  7.                               Exemption from Registration Claimed.

Not applicable.

Item 8.                                  Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.                                  Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of WideOpenWest, Inc. (incorporated by reference to exhibit 3.1 to the Registrant’s Registration Statement on Form S-1/A filed on May 15, 2017).
4.2	Amended and Restated Bylaws of WideOpenWest, Inc. (incorporated by reference to exhibit 3.2 to the Registrant’s Registration Statement on Form S-1/A filed on May 15, 2017).
4.4	WideOpenWest, Inc. Stockholders’ Agreement (incorporated by reference to exhibit 10.20 to the Registrant’s Registration Statement on Form S-1/A filed on May 15, 2017).
4.5	WideOpenWest, Inc. Registration Rights Agreement (incorporated by reference to exhibit 10.21 to the Registrant’s Registration Statement on Form S-1/A filed on May 15, 2017).
5.1*	Opinion of Honigman LLP.
23.1*	Consent of BDO USA, LLP.
23.2*	Consent of Honigman LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page to this Registration Statement).
99.1	WideOpenWest, Inc. 2017 Omnibus Incentive Plan (incorporated by reference to exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed on November 13, 2017).
99.2	Amendment to WideOpen West, Inc. 2017 Omnibus Incentive Plan (incorporated by reference to Annex A to the Registrant’s Proxy Statement filed on March 29, 2019).

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Englewood, State of Colorado, on November 1, 2019.

WideOpenWest, Inc.

By:	/s/ Teresa Elder
	Name:	Teresa Elder
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and directors of WideOpenWest, Inc. hereby constitutes and appoints Teresa Elder, Craig Martin and Richard E. Fish, Jr., and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, each with the power of substitution for him or her in any and all capacities, with full power and authority in said attorneys-in-fact and agents and in any one or more of them, to sign and execute and file the proposed registration statement on Form S-8 to be filed by the Registrant under the Securities Act, which registration statement relates to the registration and issuance of the Registrant’s Common Shares, par value $0.01 a share, pursuant to the WideOpenWest, Inc. 2017 Omnibus Incentive Plan, and any of the documents relating to such registration statement, any and all amendments to such registration statement, including any amendment thereto changing the amount of securities for which registration is being sought, and any post-effective amendment, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on the date indicated below:

Name	Title	Date

/s/ Teresa Elder	Chief Executive Officer and Director (Principal Executive Officer)	November 1, 2019
Teresa Elder

/s/ Richard E. Fish, Jr.	Chief Financial Officer (Principal Financial Officer and Principal	November 1, 2019
Richard E. Fish, Jr.	Accounting Officer)

/s/ Jill Bright	Director	November 1, 2019
Jill Bright

/s/ Brian Cassidy	Director	November 1, 2019
Brian Cassidy

/s/ Daniel Kilpatrick	Director	November 1, 2019
Daniel Kilpatrick

/s/ Jeffrey Marcus	Director	November 1, 2019
Jeffrey Marcus

/s/ Tom McMillin	Director	November 1, 2019
Tom McMillin

/s/ Phil Seskin	Director	November 1, 2019
Phil Seskin

/s/ Barry Volpert	Director	November 1, 2019
Barry Volpert